SETTLEMENT AND RELEASE

This Settlement and Release (“Settlement and Release”) is made as of 21st day of July, 2005, by and between GREEN MOUNTAIN CAPITAL, INC., a Nevada corporation (“Green Mountain”) and Sydney A. Harland (“Harland”).

WHEREAS, Harland contributed 1,000,000 shares of the Green Mountain Series B Preferred Stock to Green Mountain on July 19, 2005; and

WHEREAS, the 1,000,000 shares of the Green Mountain Series B Preferred Stock contributed by Mr. Harland are convertible into 200,000,000 shares of the Green Mountain common stock; and

WHEREAS, on July 19, 2005, Green Mountain transferred to Harland 100 shares of common stock in Vermont Motor Cars, Inc. to Harland; and

WHEREAS, the common shares in Vermont Motor Cars, Inc. transferred to Harland are worth approximately $200,000; and

WHEREAS, pursuant to the Management Agreement between ARS Networks, Incorporated, Green Mountain’s predecessor, and Ameri-can Equipment Sales and Leasing, dated January 1, 2001, and renewed in April 2004, Green Mountain agreed to employ Harland (the “Employment Agreement”); and

WHEREAS, pursuant to Section 6 of the Employment Agreement, Green Mountain has a right to terminate Harland’s employment at any time upon a payment of twice his existing compensation rate at the time of termination, plus a cash settlement of $1,000,000; and

WHEREAS, Green Mountain and Harland agree that it is mutually beneficial to terminate Harland’s Employment Agreement at this time; and

WHEREAS, upon termination of his Employment Agreement, Mr. Harland would be entitled to a payment of $1,320,000, in addition to the cash settlement of $1,000,000; and

WHEREAS, the parties to this Settlement and Release desire to settle all amounts owed by Green Mountain to Harland in connection with Harland’s Employment Agreement and his contribution of the Series B Preferred shares to Green Mountain on July 19, 2005;

NOW, THEREFORE, in satisfaction of any and all disputes and claims owing up to and through July 21, 2005, and in consideration of the release contained herein, the parties hereto agree as follows:

On July 19, 2005, Green Mountain transferred to Harland 100 shares of common stock in Vermont Motor Cars, Inc., worth approximately $200,000, to Harland in consideration for Harland’s contribution of the Series B Preferred Stock to Green Mountain and in satisfaction of any and all claims related to the Employment Agreement.  In consideration of his July 19, 2005 receipt of the shares in Vermont Motor Cars, Inc., Harland, for himself and his heirs, executors and administrators, will be deemed to have remised, released and forever discharged, and by these presents does, for himself and his heirs, executors and administrators, remise, release, and forever discharge Green Mountain and its successors and assigns, of and from all manner of action and actions, causes of action, suits, debts and dues, claims and demands whatsoever, in law or in equity, which against Green Mountain, Harland ever had, now has, or which his successors, heirs, executors or administrators, hereafter can, shall or may have, for, upon or by reason of the Employment Agreement or Harland’s July 19, 2005 contribution of the Series B Preferred Stock to Green Mountain.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Settlement and Release on the date first appearing above.

GREEN MOUNTAIN CAPITAL, INC.

By /s/ Sydney A. Harland
Title: President and CEO